Filed Pursuant To Rule 433

Registration No 333-286293

September 23, 2025

VICE PRESIDENT, ETFS, GRAYSCALE INVESTMENTS, INKOO KANG: Andy, everything okay on your side? You ready to kick this thing off?

REPORTER, COINDESK, ANDY BAEHR: We are ready to go. Let's do it. I'm super excited.

KANG: Let's do it. Um, starting from the top. Thank you everybody for taking some time here to join Grayscale and CoinDesk indices for a webinar, um, on GDLC and the uplisting and the introduction of the Crypto five. I am joined today here by Andy Baehr from CoinDesk Indices. Uh, my name is Inkoo Kang. I'm a SVP of ETFs here at Grayscale covering all things ETFs and crypto, uh, for Grayscale. Um, Andy is joining me from CoinDesk indices as mentioned. He is, um, my go-to person when it comes to crypto, crypto indices and all things happening on that front. So, Andy, I'll kick it over to you to maybe introduce yourself and, and, uh, we'll kick things off.

BAEHR: I'm so excited to be here, Inkoo, and I just still kind of riding the wave of excitement since, uh, GDLC's recent uplisting. It's been, uh, a long journey. One of Grayscale's, many long pioneering journeys to bring this fantastic, uh, you know, kind of index ETF to market. Uh, CoinDesk indices has been working with Grayscale and been in the market for over 10 years now. Uh, helping to apply reference rates for individual crypto names and multi-asset indices, um, from a leadership position, uh, we've been through, uh, a lot of, down a lot of roads together, and this bringing a multi-asset product to market in this kind of size and scale, uh, has been super exciting. So, um, you know, can't wait to talk to folks about the, uh, the new opportunity and the way to allocate to the digital asset class in one easy step.

KANG: That's right. Um, us too, I think, I think you nailed it on the head when you say, uh, it's been a long time coming to get to this point, and, uh, the fact that we now have the first kind of multi-asset offering that goes beyond Bitcoin and Ethereum in, in a single ETF wrapper is, is really exciting. Um, I will, I will get us started. We had, you know, prior to, prior to the webinar today, we had a ton of questions come in all related to the theme of just kind of just seeking clarity around what exactly happened and how we got here and what happened with the uplifting of GDLC. So why don't I kick us off? I'll start there. This, I think, in a lot of ways will feel a little bit like a, um, you know, setting the table or, um, just kind of addressing some of the, um, kind of maybe what feels to us is obvious questions. But, um, just starting from the very beginning, GDLC, um, formerly known as the Grayscale Digital Large Cap fund, was first incepted back in the early the, uh, early part of 2018. Um, in the latter part of 2019, it became publicly available for investors, uh, via a listing onto OTC markets. This happened, like I mentioned, uh, at the later stages of 2019, and now, you know, six years have kind of gone by and it's finally been up uplifted onto the New York Stock Exchange as an ETF. So the, the kind of origin of this does kind of, you know, most immediately rewind back to last week. Um, I'm sure some, some folks on the call, uh, whether, you know, through various channels, heard about, um, the approval that GDLC obtained, uh, late on Wednesday, um, R19 before was officially approved, and we were able to kick things in motion of getting GDLC ready to uplift onto the New York Stock Exchange and operate and trade and be available to investors as an ETF on Friday last week at the open. So, um, it's been now the third day in market operating as an ETF today, this morning. Um, and we're super excited. You know, I mentioned the name I, I mentioned prior, formally known as the Grayscale Digital Large Cap Fund. Um, it is since Friday upon its uplifting, uh, now operating under a new name, which is the Grayscale CoinDesk Crypto 5 ETF. And we'll get into, you know, the reference of that name and what that all means and the index methodology behind it. Uh, but just for folks on the call, uh, if there's some confusion on your end as to the name change or, you know, hey, I was looking for, for the Digital Large Cap fund, it's now listed in trading under the Grayscale CoinDesk Crypto 5 ETF. Um, some other mentions on that point, the ticker symbol did not change, um, that GDLC kind of line item ticker symbol that everyone's familiar with that is, that remains intact. And, uh, from a kind of a, a, a back office perspective or kind of, you know, in the background perspective for those who, who, who it may matter to the CUSIP or, or any other identifiers such as the ISIN, those did not change. So really just a name change from a corporate action matter, uh, beyond the big one of, of now being on a major US exchange and, um, obtaining that Reg M LEAFto, uh, you know, uh, to, to operate as an ETF. So, um, we're really happy, really excited to talk to investors today about, about the CoinDesk five, um, and, and GDLC, um,

BAEHR: I can't wait to drill into a couple of those points. First of all, the demand for, uh, an index fund goes back six, seven years, right? Sure, absolutely. You know, investors who wanted to allocate to the space and think about it, 2018 Ethereum was three years old. Bitcoin was less than 10 years old, right? Yet people started to want to apply the same kind of, uh, investment standards, prudence and, you know, asset class allocation that they would to other asset classes to crypto and say, I'm just gonna, you know, invest long term and not really think about which the winners are gonna be. There was a sense going into 2018, 2019, 2020 that Bitcoin might, uh, sort of be the first, uh, major digital asset, but with all the innovation that was happening, few people understood how durable and important Bitcoin was going to remain. Yeah. Uh, whereas a lot of the smart contract platforms that were coming up, the blockchain technology solutions, the advent of things like stable coins, uh, was, was really gonna create a second chapter and people didn't know. And, uh, and, and some of those people who didn't know didn't want to have to track it every day, right? They were gonna allocate to digital assets, but they were gonna allocate at the asset class level. So way, way back, um, uh, in, in 2018 in crypto years, it's, it's, uh, it's eons and eons. Um, people wanted to invest, allocate at the index level. Um, and large cap, uh, is interesting because to me, large cap means it's an active choice, right? You're, you're, you're selecting based on size, not just on dominance, right? Um, and I think that that, uh, has gone through various seasons of being, uh, what people want or what people don't want. And the up uplifting and conversion to the idea that the CoinDesk five, which is really the top five largest and most liquid digital assets, uh, with certain restrictions, will go into our methodology, really recast the index in the product as an allocation to the asset class, not necessarily a size tilt, because that's kind of where the market is right now, uh, since, uh, the CoinDesk five captures over 80% of the entire digital asset class. So, um, it's, it's, it's a long time coming. This is not a new idea. There certainly is some, um, investment in the fund that uplisted with the product. Um, and, uh, it's exciting to know that now it's just available to so many other people in this really important year where the market is going to see a lot of new products come to market, that there is absolutely regulatory legislative support for people to think about digital assets as a great place to allocate their investment money. Uh, and now we have an index fund. So it's, uh, the critical piece of market structure that allows people to, uh, step into the space in an allocation context, rather than, uh, an asset selection context.

KANG: Yeah. Um, and that last piece you just said, it brings me back, you know, that idea of allocating to the asset class versus, uh, a single name or a single asset, or a single piece of technology in the, in the case of crypto, maybe relative to equities. Um, it, it brings me right back to something that, again, for a long time coming, we've been talking to clients a lot about, um, you know, their, their sort of needs and desires for something that gives them a holistic kind of capture of the asset class, right? And that for me, and for us at Grayscale, that's what the five here, you know, the GDLC, the crypto five represents, right? It's kind of that first stage into establishing what could really act in a portfolio setting or for, for many end users, um, a really efficient single click vehicle way to establish a beta or establish an allocation to the asset class, right? Um, not long ago, uh, it's funny, it's amazing, uh, you and I have talked about this before, it feels like forever, but, um, Bitcoin ETPs and, and Ethereum ETPs have, they're still babies in the sort of, right, in the grand scheme of, of us ETF landscape, right? They were made to, you know, they, they, they're, they're just over year old. And, and it's amazing that today, now, you know, investors, their, their options are gonna, it, it looks like they're set to expand pretty quickly here, but with, with GDLC, they have that first foray into, into getting a lot more than just Bitcoin and just Ethereum, and being able to establish for themselves a way to capture the asset class as a, as a whole. Um, and your reference to, you know, the, the, the crypto five delivering more than 80% of the asset class, that's a big deal, right? Um, uh, I, I, you know, I don't know if you have any, uh, thoughts on your end about exactly how we kind of got to the five, right? Um, and maybe I'll kind of tee you up there, but, um, you know, for us, the, the, the allocation to five assets is something that GDLC has, has, um, been doing ever since, really its inception, right? Um, the, so there's, there's nothing new here with its up list to, um, you know, to, to, uh, to the New York Stock Exchange as an ETF. Um, it, you know, the, the index attract for those that are familiar did sort of evolve to the crypto five, where in prior it was the, the digital large cap select index. But, but really it's been allocated to, to five core assets in crypto for the entirety of its life as a fund. Uh, and what that has meant, I think has continued to evolve, uh, especially now with, with the market starting to appreciate these different stories happening. Ethereum, relative to Bitcoin, what is happening with the emergence of Solana as a competitive layer one. And all these kind of, kind of, um, um, again, stories of maturation and stories of growth in the asset class. Um, the fact that you can get exposure to, to, to 80% or more than 80% of the asset class, I, I, it's a huge step for investors.

BAEHR: It's a, it is a huge step once, once you get down to, uh, lock locking in five, right? Now, the way that the crypto market is shaped, um, we, I think that we agree, uh, upon changing that kind of style heavy definition of a large cap to be kind of a market index, right? That's free of a style choice, uh, is appropriate. Now, since the weightings reflect the shape of the crypto market. They reflect Bitcoin dominance, right? They don't make an active choice as to, well, we're gonna cap Bitcoin so we can get more of the other, some of our other indices do that, but CoinDesk five does not. Um, definitely, um, it helps people who are looking to allocate to the asset class, but still adhere to, I guess what over the last, last 18 months has been a very Bitcoin heavy narrative, right? So the volatility of CoinDesk five and the performance of CoinDesk five aren't gonna stray too far from Bitcoin. If it remains dominant, right? Bitcoin dominance decreases, which again, will reflect interest in the digital asset market and growth in the digital asset market, then, uh, you'll have an index, which is a little bit more diversified. So it really does what it says on the tin that it's going to kind of respect the current shape of, of the crypto market, um, for advisors, or for those who, um, really kind of want to allocate a small amount of their portfolios into digital assets. That kind of adherence to the shape of the market we feel is, uh, is important or at least neutral, right? Um, so if I look at a couple of statistics, for example, you know, Bitcoin has become much, much less volatile this year.

BAEHR: If I look at 30 day Bitcoin volatility, it's, it's below 30% right now. Uh, and the CoinDesk five, uh, 30 day volatility is in the low thirties, 31, 32%. So they're very, very close to each other. These are numbers that might've been twice as big two years ago. So we've really seen the asset class mature, uh, a tremendous amount in the, in the last couple of years with the advent of ETFs, um, and, uh, and options on ETFs. So, um, it's, it's a neutral choice, and I think limiting the number to five kind of creates a sense of expectation of now you have to be, uh, one of the top five most liquid and largest assets in order to enter the index. And of course, we have buffers in place to make sure that that doesn't get too squirrely, but that kind of sets the pace of what's going to happen. Uh, you made a great point that, uh, Ethereum and Solana now are vying to be the layer one block choice, the blockchain support system execution layer for these things that might change how we do things, everything from make payments, uh, to record legal contracts to a, a million other technological advances. So, um, it's important and, uh, appropriate to have them in there. They're giant assets and they're, uh, talked about a lot, um, to have XRP and Cardano in there just reflect that the market really honors these assets as having been around a long time. Yep. XRP has had quite a journey, its own regulatory and operational journey, uh, which has led to a tremendous amount of excitement and enthusiasm. Um, so all the assets are what they should be, and they are weighted as the market sees fit to weight them, um, yet the index, and we'll go over how that selection process works, but that will change over time for now, people who, um, you know, take on GDLC and and, and use it in their portfolios can know that this is exactly what the crypto market is kind of telling the world, just like an equity market cap weighted index or, or other such asset class market cap weighted index. This is the shape of the market right now. Any deviation from this is an active choice. So if you wanted to allocate passively to the asset class, this is the right way, uh, to do it. And I think for many people who want all of those stories in their allocation, but don't wanna make an active choice, which might, uh, make the volatility profile or the performance profile differ too much from that market cap weight, you know, uh, this product GDLC is just, is just perfect for that, for that, uh, for that, um, objective.

KANG: Yeah. You, um, you said a couple things that I want to just come back to and maybe offer, um, some extra color from my seat on that. Um, a couple things you said that I absolutely love, um, just in terms of just the way you said it, um, true to the shape of the market, um, and, um, you know, staying kind of consistent with the sort of market in terms of, um, not deploying sort of active or, or, or tilts away from what is, what is happening. And, and I, I would echo that, you know, so from our seat, um, especially with GDLC, especially with sort of that idea of a core offering that gives you beta to the asset class, it was really important for us to stay true to that sort of outcome for investors. And by leaning into the market cap kind of waiting structure deployed in GDLC and deployed by the Crypto five index, um, to your point, there is value in tilting or capping or kind of deploying some sort of, um, stray away from market cap, right? Uh, but, uh, in our view, and, and, and the reason why this index continues to stand out for us is that to get that kind of core beta exposure, right? You gotta stick true to the shape of the market. You have to stick true to how it, it, it, it sort of reflects today. Um, and GDLC is designed to do just that, right? It does not, um, modify or does not sort of introduce extreme tilts in any way, shape or form as it relates to market cap delivery of the leading five assets, sort of as defined by you. And you said it earlier, the largest and most liquid, and there are some caveats to that, that we know we had some questions on that we'll get to. Um, but it is meant to be a, a pretty true expression of, of the shape of the market as you put it, which I, I really like the, that kind of terminology there.

BAEHR: You, and you added that, that important word that many portfolio managers use in a formal sense, which is core, right? This is a core position, uh, to the extent that you like us find digital assets fascinating. And you want to add either satellite positions or alpha dynamic strategies, hedge funds, uh, individual security selection, timing choices. Great. Do those around a core asset class allocation. Uh, and then you've created your sort of, uh, you know, your sort of beta plus alpha portfolio, but no need to spend a lot of time now to establish your core holdings, because this is very easy to do in this one product, which of course it may be. Seems simple, right? And it may seem, uh, uh, pretty obvious because it's market cap weighted, but a lot goes into, uh, creating the CoinDesk five index, and a lot goes into implementing that into GDLC, uh, in the most efficient way. So what do you say? Should we go through how the methodology works and how the index is constructed?

KANG: Absolutely. Let's do it.

BAEHR: So first thing about, uh, crypto indexing is there's no consolidated tape in crypto, right? Yep. You can't just look at a screen and say, this is the price of Microsoft, this is the price of Apple. Uh, we, uh, poll many centralized exchanges and take prices from them and aggregate them. We select those exchanges very carefully. We do an exchange review monthly to make sure that the exchanges from which we're taking prices, uh, continue to meet our standards. We're taking those prices every second of every day, 24/7. Um, once those exchange prices are selected, we integrate them into a methodology so that we have a price stream. So we have a pricing methodology just to come up with prices right. Now, um, some of those prices, a lot of crypto is,

KANG: Which by the way, I don't mean to interrupt, but just as a matter of, it's, it's amazing the, um, and, you know, my background has, you know, before my time in crypto has been in the equity landscape, it's, it's been in, uh, fixed income and, and, you know, knowing that there is a closing auction on a primary exchange in which name is listed. And, and there is an undisputable final price that's delivered every single night. It, it's just amazing. Um, and I think it goes a bit unnoticed, uh, and for good reason. A really good machine, you tend to not even have to think about how it works. And I think, I think, I think, um, we absolutely have that here in the, kind of just the category of prices, right? Yeah. Um, the idea of getting a really accurate, reliable price for an asset any given night, any given point in time, especially with how much volume, liquidity, and, and trading of these things have become, again, more and more mature, right? Um, there is, um, a very kind of natural machine now to establish, again, reliable and accurate price of these assets every single night.

BAEHR: Reliable and accurate, uh, free of outliers, free of, uh, detection of, uh, kind of manipulation, but also things that are implementable, right? So crypto trades against US dollars, but crypto also trades more against stable coins, right? And for some of our products, we want to make sure that we cast as wide and net as possible, and we look at all stablecoin pairs, we'll look at a wide set of exchanges, but for, uh, a product like this where we expect a lot of US participation, uh, we certainly don't want to deny that a lot of important implementable volume takes place with certain stablecoin pairs, but not with others, right? So we do integrate dollar pairs and USDC pairs into these reference rates. Uh, we insist that these, uh, the liquidity that we look at and the requirements for the assets include US, uh, eligible listings, right? We don't wanna have prices that reflect exchanges in parts of the world that US investors who help support the ETF, right, would not have access to. So US listings, a a minimum number of required listings, um, drawn from a pool of the most liquid assets in, you know, the entire crypto universe. Um, and again, that's just to come up with the reference rates, right? And then, uh, once we have reference rates and we do for, for hundreds of names, then we can go about and say, okay, well now let's look at the assets. And again, we're gonna draw from a pool of very liquid assets and then sort them by size. We're going to again, ensure that they have adequate liquidity in those payers that we care about, either the dollar payers or the USDC payers, adequate listings, adequate access to the United States, right? And then, uh, we'll look at the largest, and then as of each reconstitution, we're going to snapshot the supply of those tokens, which changes, right? Uh, Bitcoin certainly changes, changes every 10 minutes, right? So every quarter we're gonna look at its current, um, supply. We're gonna look at, its, uh, a reference price that we use strictly for, um, well in, in, in addition to other things, but we use it for reconstitution and come up with a fresh market capitalization, which then is used for the next, um, uh, quarter. The market cap obviously changes. The weights float with the price fluctuations of the names, but it's a very precise process that takes into account the amount of, uh, supply of each constituent and its price. Uh, and then that marches along until, uh, until the next reconstitution. Of course, if new assets have come in that are bigger than the current assets and meet all the requirements, then you have adds and deletes, right? You can have additions and deletions of the index. This one's been pretty steady, right? Because the top five have remained pretty dominant over, uh, a certain period of time. But if you are an investor and you want to add GDLC to your portfolio with the idea, that's my allocation to crypto. It's X percent of my portfolio. And I'm gonna read crypto news once in a while and hear great things about what XRP is doing or great things about what Solana is doing, and just know, yep, I've got that in there. But if some token comes up or some asset comes up that takes the world by storm and displaces one of the five, you don't have to do anything, right? That will rebalance into the index according to this methodology, you get to follow the biggest stories in crypto over time. So again, allocating passively means you're gonna follow the asset class's shape, its constitution, its pricing mechanisms, its liquidity. Um, uh, I think, you know, as a flagship for CoinDesk indices, uh, you know, CoinDesk five just, uh, has all of this robustness built in the same robustness we use for indices that go out to a hundred names. Uh, but we're able to put this kind of on a pedestal, as you know, this first step into asset class allocation. So we have an entire governance team and operations team, which conducts these reconstitutions, uh, four times a year at the end of January, April, July, and October. Uh, we have a process which is, works under the benchmark regulations and is regulated by the UK FCA, uh, we have checks and balances everywhere to make sure that everything from price ingestion to index calculation is done, um, in a, in a regulated and consistent and monitored way. Um, and all of this is true for all of our products, but in support of something like GDLC, we wanna make sure that everything is precise and that there are no surprises for users. Um, and what does that mean for GDLC holders? They know that they have, uh, Grayscale implementation of this product that sits on top of this very well monitored and observed and regulated sort of calculation of the underlying index. So, uh, the robustness level really does meet the standards of what you would expect in other asset class ETFs. And so investors can feel confident, um, that they can at any time review our documentation, which is all transparent and public, and see exactly how things are done, uh, to meet their requirements for robustness and for reliability.

KANG: That's right. And, um, that's super helpful. And, and just to reiterate, um, you know, um, this goes back to the idea of one being, you know, being unable to invest directly in an index, which is where GDLC comes into play. GDLC tracks, you know, net of, of fees and expenses, the, the, the results of the CoinDesk Crypto five index, right? Um, and, um, you know, you mentioned that term and that word implementation all the time, right? You know, we, we, it's, it's maybe one of the most fun parts of kind of the emergence of these ETPs, these crypto ETPs we get from our clients all the time. Like, how does this thing work? Like what, like, like, where are you guys sourcing the token? How—

BAEHR: I bet a bunch of people would love to know how creates and redeems work.

KANG: Exactly. So, and like, you know, the, the primary market aspect of it, I think, you know, I think has come a long way in terms of folks starting to understand, um, and in a, in a, in a weird way, right? Like I, I, I'm sort of an ETF geek at heart, and that's kind of what I hang my hat on sometimes. But it's, it's been really fun to see people, you know, clients' interest in the primary market function kind of come to life again. With the emergence of crypto ETPs. 'cause in spirit, they're, they're, they're very much the same of delivering, you know, a basket of 500 US large kind of components versus a basket of, of of five, you know, kind of major, uh, and leaders in, in the crypto asset class. But, um, and, and maybe we come back to that point, but I did, I just did wanna reiterate for, for those listeners, um, Andy did, um, mention the rebalance schedule at the index level, which, which we implement on our side as well. So that is the month end, you know, following that October, January, April, and July schedule. Um, we, we certainly had questions on, uh, on that point. So wanted to kind of, um, um, highlight that idea. But, um, you know, going back to the very start, right? Everything Andy just walked through, um, our shareholders get the benefit of the management and implementation of those rules and, and, and sort of that robustness that flows through at the product level, right? So everything as it pertains to kind of the prices, the, the systematic rebalancing of the kind of, um, the care that goes into the reconstitution process around reviewing the asset class, right? Making sure that we're capturing the shape of crypto as, as Andy put in earlier, and making sure that that is implemented from Grayscale's perspective at the fund level for our shareholders, where over time they get this kind of passive, continuous, systematic beta exposure to the asset class. So that is, that is, you know, the role that we play as, as, as a sponsor and as and, and on the asset management side to ensure that GDLC continues to deliver its mandate of delivering that five, that exposure to the five for our clients. And it's, it, it is really as simple as that. Um, the, just to touch on, just to touch on, you know, some of that primary market function, um, the, it, it, it, it's, it's fun to see us now handling primary market activity with, with more than one name, right? I'll start there. Um, again, this kind of goes back to this idea that, um, it's not that long ago when, when we, all the time we spent, um, on the whiteboard of how are you gonna move Bitcoin around in, in kind of the create and the primary market kind of funnels that existed, uh, for ETFs. Uh, and now we're seeing this happen with, simultaneously Bitcoin, Ethereum, XRP, Solana and Cardano sort of all at the same time. It's, it's, it's really, really exciting. Um, as a, as a just a, an ETF landscape development matter.

BAEHR: And by the way, five different blockchains, five different settlements. You know, five different address types. It's not, uh, it's not as if you have a bunch of, you know, uh, Solana, meme coins, which can all settle the same way. These are, this is a process that you're, um, service providers and you have to think about carefully, right? It's a, it's a multi blockchain settlement process.

KANG: That's right. Yeah. And, uh, to that point, um, you know, our first and foremost core principle on how we design the sort of custody framework and workflow framework around that is, is security first, right? Um, the, the, the absolute kind of security and, and, and, and custody of these assets is our first and foremost priority, um, you know, beyond, beyond almost anything else. So, um, that's exactly right. Um, so five different blockchains with, with each of its own nuances and wallet infrastructures. Um, you know, we, we take that, uh, with pride on managing that and, and, and, and delivering, again, when a machine works and works really well, um, the end users, they don't notice, right? And that's, that's the best part of it. So for us to be able to kind of deploy, um, the framework we've built, the security measures we've built, and the, um, the, essentially the framework around settling a single asset, you know, and now five, uh, it's, it's a really cool thing to see deployed and now, you know, us, um, you know, taking in this, you know, simultaneous order activity, uh, and operating as a ETF. So it's been really fun. Um, I am being flagged as it relates to timing. I do wanna leave a little time for some Q&A, 'cause we did get a bunch of questions. Some really interesting ones, but, um,

BAEHR: I did want to talk about what kind of year we've had though, and why index investing is more important than ever. You have, as you have good days, as an indexer and, and, and not great days. Uh, you know, what you never wanna see as a multi-asset index provider is the whole market being dragged around by one price, right? And, uh, for a long time, um, especially even after, um, last November and December when the election kind of forecasted a much, uh, friendlier, more productive, supportive environment for digital assets in the United States, um, you know, Bitcoin was really leading the story. It had had a whole year of narrative building around ETFs with tremendous success. And of course, Grayscale was instrumental in, in bringing that era upon us in a, in a very, uh, in a, in a much less friendly regulatory and government environment. Um, but after all that education and, uh, uh, and talking to investors and getting people used to Bitcoin, it was kind of the only story Ethereum was, was, was kind of in a, in a bit of a, a quandary, right? Where is it gonna be, its price action, its function in the market. Uh, it was being, uh, challenged by other layer one blockchains XRP had, has had a very, um, uh, government relations and a business line kind of almost, you know, start spurts and starts, uh, kind of activity. So, you know, you, you kind of wanted to say kind of into February, March, like, why bother? I'll just buy Bitcoin, and it is always gonna be, I understand it, right? It's my store of value. All these other things seem to be kind of having their own kind of emotional problems. And then all of a sudden Ethereum takes off like a rocket, right? You have stablecoins becoming much more top of fold news. You have companies like Circle going public on New York Stock Exchange, uh, regulation, like the Genius Act, uh, the Genius Act on, on July 18th, you start to have, uh, speeches by, you know, new, uh, current, uh, SEC Chair Atkins, uh, talking about support for capital raising and, and business activities. And then all of a sudden, uh, there's a giant rotation from Bitcoin into Ethereum amongst a lot of the institutional crypto native players. You would not have known that sitting from the sidelines or sitting from the ETF chair. Um, you, you eventually started to see finally some ETF inflows for Ethereum products, including Grayscale's, excellent products. Um, and that continued for six months, probably beyond most people's expectations, all the way through summer when Ether hit an all time high, which was like a four year all time high. It had been quite a long time, uh, since Ether had touched that level. And then everything kind of settled down, right? Uh, and Solana took off out, out of, out of, kind of out of nowhere. Solana had a very, very good year last year. Based on socialization of a lot of different types of token trading and ease of listing things on top of Solana. Uh, also a recovery from, you know, the really dark days of 2022. So, um, it's, it's very hard for people who are allocating a single digits percentage of their portfolio into crypto to really follow these stories around. You start to hear about them, and if you're an advisor, your clients are gonna start to hear about them and say, well, I'm hearing a lot about Ethereum the last couple of months. Do I have it right? Right. Um, and you don't wanna say no, right? You don't wanna say, nah, we don't do any of these things. We just stick with Bitcoin. Sticking with Bitcoin only, uh, a great first step into digital assets now represents a little bit more of an active choice than it may have seemed to have been doing right back in February and March. And again, active choices are great if you want to be active, but if you want to adopt the shape of the crypto asset class as it is, and as it has reblossomed in terms of how the performance of these layer ones has come back, um, you really have to think a little bit more broadly. You can't just restrict your thinking to Bitcoin anymore because other stuff's gonna happen at an accelerating rate here and in Europe and in Asia. Um, and again, for that core holding, uh, and for benchmarking of how you should think the asset class should be doing, you know, Bitcoin isn't as obvious a choice as it used to be. It's a fantastic asset and is a very, very handsome weight in, in, uh, in the CoinDesk five index. But, um, you know, you, you, you really have to start looking a bit broader. That imposes a new task on the user unless there's an index fund available that lets them do that automatically. So it's almost like GDLC is coming to market at just the right time for people to have appreciated with recent history that when these trends start to develop with other assets outside of Bitcoin, they come on like a freight train. Uh, you want to be there from day one, um, and all you have to do is look at a graph of Bitcoin dominance, meaning the size of Bitcoin versus the size of the entire crypto market, which has come off pretty sharply after rising for the previous kind of year and a half. So, um, uh, just be aware, the fewer tokens you choose, the more active you're becoming. If you wanna be passive in the space, uh, buying the market portfolio is really the only way to do that.

KANG: Yeah. Um, I just wanna echo kind of your, your, your, your message there with just something again from my seat. I think thematically speaking, something we're just kind of hearing from clients is this idea that I think they're starting to realize that, um, there are, there's an increasing risk of missing this other sort of avenue of growth and growth prospects and potential in the rest of the asset class. Right. And I, I, I, I think increasingly, um, they're looking at GDLC as a, as a, as a really effective option of and or way of getting that exposure. Um, I'll cut us off there. We'll leave five or six minutes for questions. Um, I have a bit of a list in front of me, which again, I'm just gonna kind of capture ones where there, it just seemed like there, you, there's was a lot of kind of recurring themes here. Just to reiterate, you know, I don't think we touched on this specifically, Andy, but, um, a lot of, we got a lot of questions on like the waiting scheme here. I just wanna, I just wanna reiterate and, and add clarity for the group. This is a market cap weighted approach, right? We want to capture the shape of the market, and that's what's deployed here at the index level and at the fund level. And, uh, our intention is to deliver that beta, which is staying true to a market cap weighting scheme.

BAEHR: Yes, which has, which has changed not insignificant, I would say in the last six months too. So, um, if you feel there are gonna be days when you feel glad that you have a lot of Bitcoin, which is the least volatile of the five assets, and there are gonna be days when you're glad you have some Solana and XRP in there. Uh, the passive approach is to let the market decide how glad or how sad you should be on every day. Uh, but certainly, uh, I think folks should be encouraged if they are a blockchain enthusiast and smart contract enthusiasts that Bitcoin dominance is, uh, has steadied right in the last several months. Uh, frankly, we kind of hope that in a way that that's a persistent effect. We feel that breadth in crypto is necessary to draw the right kind of attention to the asset class and capital raising. So it's been a good trend, uh, but I think, uh, we would agree that for this kind of a product sticking to a market cap weight and, and avoiding active bets, um, is the probably, uh, well, it's a very defendable way to enter the asset class at that level.

KANG: That's right. That's right. And, um, one other point, um, in terms of its, there are some exclusions, right? Um, the, the five seeks to capture and deliver exposure to the five largest and most liquid. Um, there are some, there are some caveats to that five largest and most liquid, and, um, correct me if I'm wrong here, right? But that, but that five excludes, um, wrapped assets. It does exclude stable coins. Um, those two things are, are relatively, I think, I think, um, under well understood in terms of its offering not any additional beta from a wrapped assets perspective and stable coins technically offering no beta to the asset class at all. Right? So those are, those are excluded. Yes. Um, mean coins are excluded as well. Um, so are, uh, gas tokens and, and, and, and other assets of the, like, um, there is a US eligibility and kind of US accessibility matter here as well that clients should be aware of, um, certain tokens, um, that are sort of in that top 10 stack, if you will, such as uh, BNB. Right? They, they, they, um, don't meet the qualifications sort of necessary for inclusion. So those are the major kind of, you know, drivers in and around that five largest and most liquid that we had some, several, several questions come in related to, um,

BAEHR: Well stated.

KANG: Yeah. Um, some other kind of product related questions. Um, there are questions around partly on its uplisting process and partly on sort of, its, its, its, its its free profile and the, like, I will just kind of, uh, address this question pretty plainly. Um, you know, effective upon the uplisting last week, GDLC is, is offered to clients at a total expense ratio of 59 basis points. That's an annual expense ratio, that's a unified fee. There are no additional costs and, and, um, sort of trading fees that go into that outside of what you may experience on your side, uh, depending on the venue in which you might, um, um, choose to, um, um, access GDL through GDLC through. But at the fund level, it is a very simple, plain vanilla fee schedule at 59 basis points. Um, like I mentioned earlier, to kick off the call, um, there is nothing to do on your side as a shareholder. We got several questions here around when do I get my new shares of GDLC? When do I get the new GDLC? This is nothing like that as it relates to the uplisting process. Just to add clarity on that front, all that happened. What it, it was moved from OTC markets onto the New York Stock Exchange. That is taken direct care of in the background automatically on your side. So if you were an existing shareholder of GDLC into its uplifting, A, thank you, and B, um, nothing to do on your front as it pertains to the, you know, the quote unquote new shares of GDLC. Um, Andy, there was a question here as it relates to just kind of forward looking again, you know, we're not gonna touch on price predictions or anything of the like here, but maybe as a closing, um, anything, you know, what excites you about the rest of the year here? We've got a busy quarter, uh, you know, busy Q4 coming up. Um, what do you, what are you guys working on?

BAEHR: We love all our children equally, right? But, um, that's, I think that we, we think that the health of the market, uh, is embodied by the breadth of performance that we've seen this year. Um, the Bitcoin in, in a sense had a huge head start and, and perhaps rightly so in the United States for, for education and for availability in ETF forms. And it clearly, there was, uh, a, a, a bunch of demand that was unleashed in that marketplace. Bitcoin remains a really important macro asset. I'm glad that there are, you know, better and better derivative markets on it and better lending and borrowing markets. Um, but it was very gratifying to see layer one blockchains, um, outside of the excitement and exuberance around the election last year, really start to, in longer term trends, come into their own. Um, it was excellent to see stablecoins take, uh, center stage stablecoins need a layer one blockchain on which to settle, uh, or layer two blockchain on which to settle. But layer two blockchains then need layer one blockchain. So I think stablecoins gave, uh, a lot of folks a way to think about why Ethereum has to exist. And in a way where they can easily imagine trillions and trillions of dollars of stablecoins moving around. Um, uh, so I think that those have been the most exciting developments. Of course, seeing things like the regulators, the CFTC and the SEC make such constructive statements and work in harmony to try to make this asset class more available to folks, um, will bring more, um, assets in, bring more interest in, bring more, um, education in. Uh, but I'm really mostly pleased that there is a way to passively allocate to the asset class. Uh, you know, I think my mom who is, uh, who is 90 years old, said, will you just let me know when there's an ETF I can buy, you know, that has, uh, the market portfolio in it? Um, uh, and she's no stranger to speculating in other asset classes. That's another topic. Um, but, but that's what she wanted because she knew she wasn't gonna know which was going to flourish the fastest and the most, and this is exactly that product. So, um, I think, again, people should, in a passive allocation to the asset class sense, think about avoiding, think about having a core position where you're avoiding making active choices. If you wanna make satellite choices outside of that, please do. There's about to be, I think, you know, a ton of single name crypto ETFs coming to market soon with the generic standards rules being approved. And that's a great place to express incremental views on the space and on individual names, but have that core holding, um, and make sure that your allocation to the asset class kind of follows the same principles that you would use for other asset classes. Uh, we think GDLC is designed, um, and, and certainly the index is designed for that objective.

KANG: Yep. Um, I love that point you made on layer ones. It's, it's amazing the, the market appreciation that has come. And I, and I, and I agree with you, I think it is the stable coin theme, which is in its nascent stages. Um, but the potential to usher in a new age of, of, of, of how payments work, um, I think is coming back to that story of, oh my gosh, like these layer ones are, are an absolute, they, they are the, the, the, the, the critical layer of, of how these things are built. So that idea of, again, it's a different, it's a different, um, story and it's a different kind of exposure and it's a different, like what do I get, um, as a, as a sort of an end user allocating, right? It's, it's just different than Bitcoin, right? Um, it's, it's, it's that idea of the modern tech stack Yes. In names like Ethereum and Solana is starting to catch hold. And, and I, I love the way you put that. Um, we are running over. I can't tell how many people are still with us, but if you are, thank you so very much. I, um, am going to close us out. Andy, thank you so much for taking some time, joining me to talk things, talk things, all things GDLC, um, the crypto five, and, uh, a little bit of crypto as well. Um, for anyone on the call, please do reach out to the Grayscale team with any questions. You can find us at info@Grayscale.com. Thank you so much for joining. Um, I am being asked to read some disclosure language to, to, to close us all out, so I will go ahead and do that, but, um, I hope you guys have a, have a, a productive rest of your day and the rest of the week. So thank you guys so much. Um, as a reminder, this call is for informational purposes only and is not intended to be, nor should it be construed or used as investment tax or legal advice, an investment recommendation, an IRA provider recommendation or an offer to buy or sell, or the solicitation to an offer to buy or sell any digital asset or security. Clients of Grayscale may maintain positions in the digital assets discussed in this call. Any options, any opinions expressed throughout this webinar are solely my own and do not necessarily express the views.

BAEHR: And my own too <laugh>.

KANG: Uh, and do not necessarily express the views or opinions of Grayscale or any affiliated entities. Um, thank you guys so much and, uh, enjoy the rest of your week. Thank you, Andy.

BAEHR: Thanks. Thank you. That was good fun

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.